Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Verano Holdings Corp.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333- 265940) of Verano Holdings Corp. and its subsidiaries (the Company) of our report dated March 30, 2023, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2020, which report appears in this Annual Report on Form 10-K of Verano Holdings Corp. for the year ended December 31, 2022.

/s/ Macias Gini & O’Connell LLP
San Jose, California
March 30, 2023

Macias Gini & O’Connell LLP
60 South Market Street, Suite 1500 San Jose, CA 95113

www.mgocpa.com